UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2011

INOVIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1787 Sentry Parkway West Building 18, Suite 400 Blue Bell, Pennsylvania		19422

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (267) 440-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On December 6, 2011, we closed our previously announced underwritten public offering with respect to 7,699,712 units, consisting of 7,699,712 shares of our common stock and warrants to purchase up to 5,774,784 additional shares of our common stock. These units included the partial exercise of the underwriter’s overallotment option of 962,465 additional units at the public offering price. The units consisted of one share of common stock and 0.75 of a warrant to purchase one share of common stock, at a purchase price of $0.5195 per unit. The warrants have a term of five years and an exercise price of $0.65 per share. We may call these warrants if the closing bid price of the common stock has been at least $1.30 over 20 trading days and certain other conditions are met.

The gross proceeds of this closing were $4.0 million. Net proceeds to us, after deducting the underwriter’s discounts and other estimated offering expenses payable by us, were approximately $3.7 million. Brean Murray, Carret & Co. acted as sole bookrunner of this offering. We intend to use the net proceeds from the offering for general corporate purposes, including clinical trial expenses and research and development expenses.

We made this offering pursuant to a shelf registration statement on Form S-3 (Registration No. 333-176670) declared effective by the Securities and Exchange Commission on September 23, 2011 and our prospectus supplement dated December 1, 2011.

On December 7, 2011, we issued a press release with respect to the Offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Inovio Pharmaceuticals, Inc. Press Release dated December 7, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ Peter Kies
Peter Kies,
Chief Financial Officer

Date: December 7, 2011